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                                                                 Exhibit (10)(j)

                            THE LUBRIZOL CORPORATION
                             OFFICERS' SUPPLEMENTAL
                                 RETIREMENT PLAN
                                  (As Amended)

         The Lubrizol Corporation hereby establishes, effective as of January 1, 1993, The Lubrizol Corporation Officers' Supplemental Retirement Plan (the "Plan") for the purpose of providing deferred compensation benefits to a select group of management or highly compensated employees.

         Section 1. DEFINITIONS. For the purposes hereof, the following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:

                  (a) BENEFICIARY. The term "Beneficiary" shall mean a person who is designated by a Participant to receive benefits payable upon his death pursuant to the provisions of Section 6.

                  (b) CODE. The term "Code" shall mean the Internal Revenue Code as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

                  (c) COMPANY. The term "Company" shall mean The Lubrizol Corporation, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of The Lubrizol Corporation with any other corporation or corporations.

                  (d) CREDITED SERVICE. The term "Credited Service" shall mean a Participant's years of service with the Company equal to the number of full and fractional years of service (to the nearest twelfth of a year) beginning on the date the Participant first performed an hour of service for the Company and ending on the date he is no longer employed by the Company.

                  (e) FINAL AVERAGE PAY. Effective, January 1, 1997, the term "Final Average Pay" shall mean the aggregated amount of Basic Compensation (as that term is defined in the Lubrizol Pension Plan modified to add cash (but not shares), if any, which the Participant has elected to defer under The Lubrizol Corporation Deferred Compensation Plan for Officers (which was adopted effective July 25,
         1994) or under The Lubrizol Corporation Executive Council Deferred Compensation Plan (which was adopted effective January 1, 1997), received by the Participant during the three consecutive calendar years during which such Participant received the greatest aggregate amount of Basic Compensation, as defined above, within the most recent ten years of employment, divided by 36.


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                  (f) LUBRIZOL PENSION PLAN. The term "Lubrizol Pension Plan"
         shall mean The Lubrizol Corporation Pension Plan as the same shall be in effect on the date of a Participant's retirement, death, or other termination of employment.

                  (g) NORMAL RETIREMENT DATE. The term "Normal Retirement Date" shall mean the first day of the month following the date on which a Participant attains age sixty-five (65).

                  (h) PARTICIPANT. The term "Participant" shall mean the Chief Executive Officer, the Chief Operating Officer and any other officer of the Company who is designated by the Board of Directors of the Company and the Chief Executive Officer to participate in the Plan, and who has not waived participation in the Plan.

                  (i) PLAN. The term "Plan" shall mean a deferred compensation plan set forth herein, together with all amendments hereto, which Plan shall be called "The Lubrizol Corporation Officers' Supplemental Retirement Plan."

         Section 2. VESTING. The Participant shall be 100 percent vested in his accrued supplemental retirement benefit hereunder.

         Section 3. NORMAL RETIREMENT BENEFIT. Each Participant who retires from employment with the Company on or after his Normal Retirement Date shall receive, subject to the provisions of Sections 6 and 7, a monthly supplemental retirement benefit which shall be equal to two percent (2%) of his Final Average Pay multiplied by his Credited Service (up to 30 years) offset by the following amounts:

                  (a) Benefits payable to the Participant under the Lubrizol Pension Plan;

                  (b) Benefits payable to the Participant under The Lubrizol Corporation Employees' Stock Purchase and Savings Plan, including benefits attributable to Matching Contributions, but excluding benefits attributable to CODA Contributions, Supplemental Contributions, Rollover Contributions or Transferred Contributions, as defined thereunder;

                  (c) Benefits payable to the Participant under The Lubrizol Corporation Employees' Profit-Sharing Plan;

                  (d) Benefits payable to the Participant under The Lubrizol Corporation Excess Defined Contribution Plan;

                  (e) Benefits payable to the Participant under The Lubrizol Corporation Excess Defined Benefit Plan;

                  (f) The Participant's Social Security benefits;

                  (g) Any other employer-provided benefits not specifically excluded herein which are payable to the Participant pursuant to any qualified or nonqualified retirement plan maintained by the Company.


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         Such offsets shall be determined using the actuarial factors provided in the Lubrizol Pension Plan.

         Section 4. EARLY RETIREMENT ELIGIBILITY AND DETERMINATION OF BENEFIT. Each Participant who retires from employment with the Company at or after age 55, but prior to his Normal Retirement Date, shall receive a percentage of his supplemental retirement benefit determined under Section 3, in accordance with the early retirement schedule provided in the Lubrizol Pension Plan.

         Section 5. TERMINATION OF EMPLOYMENT. If a Participant terminates employment prior to age 55, he shall receive the actuarial equivalent of his supplemental retirement benefit determined under Section 3 in a single lump-sum payment; such actuarial equivalent of which shall be calculated using the same actuarial factors and interest rates used in the Lubrizol Pension Plan as in effect on the date the Participant terminates employment in accordance with this
Section 5.

         Section 6.   PAYMENT TO PARTICIPANT. (Effective November 27, 1995)

                  (a) Each Participant who retires in accordance with Sections 3 or 4 shall receive payment of his supplemental pension benefit under the Plan determined as of his date of retirement in the standard form of benefit of a monthly retirement benefit commencing within 30 days following retirement and payable to such Participant for his lifetime following such retirement, with the continuance to his Beneficiary of such amount after his death for the remainder, if any, of the 120-month term that commenced with the date as of which the first payment of such monthly benefit is made, and with any such monthly benefits remaining unpaid upon the death of the survivor of the Participant and his Beneficiary to be made to the estate of such survivor.

                  (b) Participants may instead elect within a 60 day period commencing 90 days prior to retirement to receive the actuarial equivalent of the standard form of benefit determined under paragraph a, on the date of retirement, in accordance with any one of the following options:

                           (i) a single lump-sum payment payable within 30 days
                  following retirement;

                           (ii) a single lump-sum payment payable within 30 days
                  following the end of calendar year in which the Participant retired. Interest on the lump-sum deferral shall accrue and be paid with the lump-sum; such interest to be computed at the PBGC interest rate in effect of the date of retirement.

                           (iii) a reduced monthly retirement benefit commencing
                  within 30 days following retirement and payable to such Participant for his lifetime following his retirement, with the continuance of a monthly benefit equal to fifty percent (50%) of such reduced amount after his death to his Beneficiary during the lifetime of the Beneficiary, provided that such Beneficiary is living at the time of such Participant's retirement and survives him;

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                           (iv) a reduced monthly retirement benefit commencing
                  within 30 days following retirement and payable to such Participant for his lifetime following his retirement, with the continuance of a monthly benefit equal to one hundred percent (100%) of such reduced amount after his death to his Beneficiary during the lifetime of the Beneficiary, provided such Beneficiary is living at the time of such Participant's retirement and survives him.

                           (v) annual installments of up to ten payments, the
                  first of which shall be paid within 30 days following retirement, and subsequent installments of which shall be paid on the anniversary date of the payment of the first installment. Such installments shall be determined by dividing the commuted lump-sum equivalent of the supplemental retirement benefit (determined in the same manner as under the Lubrizol Pension Plan) by the number of installments to be paid and adjusting for interest based on the interest rate used to determine the commuted lump-sum payment. Installments after the first installment shall include such interest which accrues during the 12-month period occurring since the date the prior installment was paid.

         Notwithstanding the foregoing provisions of the Plan to the contrary, if the present actuarial value of any retirement benefit or survivor benefit under the Plan to any person, determined as described above, is less than $25,000, such benefit shall be paid in a single lump-sum payment to such person within 30 days following retirement.

         Section 7. PAYMENT IN THE EVENT OF DEATH PRIOR TO COMMENCEMENT OF DISTRIBUTION. If a Participant dies prior to commencement of benefits under the Plan, his surviving spouse, if any, shall be eligible for a survivor benefit which is equal to one-half of the reduced monthly benefit the Participant would have received under the Plan if the Participant had terminated employment on the day before his death and had elected to receive his benefit hereunder in the form of a 50 percent joint and survivor annuity. In making the determinations and reductions required in this Section 7, the Company shall apply the assumptions then in use under the Lubrizol Pension Plan. For purposes hereof, a surviving spouse shall only be eligible for a benefit under this Section 7, if such spouse had been married to the deceased Participant for at least one year as of the date of the Participant's death.

         Section 8. ACTUARIAL FACTORS. All actuarial assumptions and factors used in this Plan shall be the same as those used in the Lubrizol Pension Plan.

         Section 9. FUNDING. The obligation of the Company to pay benefits provided hereunder shall be unfunded and unsecured and such benefits shall be paid by the Company out of its general funds. In order to provide a source of payment for its obligations under the Plan, the Company may cause a trust fund to be maintained and/or arrange for insurance contracts. Subject to the provisions of the trust agreement governing any such trust fund or the insurance contract, the obligation of the Company under the Plan to provide a Participant with a benefit shall nonetheless constitute the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.


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         Section 10. PLAN ADMINISTRATOR. The Company shall be the plan administrator of the Plan. The plan administrator shall perform all ministerial functions with respect to the Plan. Further, the plan administrator shall have full power and authority to interpret and construe the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan. Any such determination shall be conclusive and binding on all persons. The plan administrator shall employ such advisors or agents as it may deem necessary or advisable to assist it in carrying out its duties hereunder.

         Section 11. NOT A CONTRACT OF CONTINUING EMPLOYMENT. Nothing herein contained shall be construed as a commitment or agreement on the part of the Participant to continue his employment with the Company, and nothing herein contained shall be construed as a commitment or agreement on the part of the Company to continue the employment or the annual rate of compensation of the Participant for any period, and the Participant shall remain subject to discharge to the same extent as if this Plan had never been put into effect.

         Section 12. RIGHT OF AMENDMENT AND TERMINATION. Effective October 1, 1994, the Company reserves the right to amend or terminate the Plan in whole or in part at any time and to suspend operation of the Plan, in whole or in part, at any time, by resolution or written action of its Board of Directors or by action of a committee to which such authority has been delegated by the Board of Directors; provided, however, that no amendment shall result in the forfeiture or reduction of the interest of any Participant or person claiming under or through any one or more of them pursuant to the Plan. Any amendment of the Plan shall be in writing and signed by authorized individuals.

         Section 13. TERMINATION AND DISTRIBUTION OF ACCRUED BENEFITS. The Plan may be terminated at any time by the Company, and in that event the amount of the accrued benefits as of the date of such termination shall remain an obligation of the Company and shall be payable as if the Plan had not been terminated.

         Section 14. CONSTRUCTION. Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.

         Section 15. SEVERABILITY. In the event any provision of the Plan is deemed invalid, such provision shall be deemed to be severed from the Plan, and the remainder of the Plan shall continue to be in full force and effect.

         Section 16. GOVERNING LAW. Except as otherwise provided, the provisions of the Plan shall be construed and enforced in accordance with the laws of the State of Ohio.